Exhibit 99.1

FOR IMMEDIATE RELEASE – July 25, 2005

NS GROUP REPORTS RECORD QUARTERLY RESULTS

Earns $1.65 per diluted share for the June 30, 2005 quarter

NEWPORT, KY — (Business Wire) — July 25, 2005 (NYSE: NSS) NS Group, Inc. announced today its results for the quarter and the six months ended June 30, 2005. Net sales for the quarter were a record $167.8 million, a 21 percent increase over sales for the first quarter of 2005. The company reported record operating income of $40.0 million for the second quarter, a 77.2% increase over first quarter 2005 operating income of $22.6 million. Net income for the second quarter of 2005 was a record $37.2 million, or $1.65 per diluted share, compared to net income of $19.3 million, or $0.86 per diluted share, in the first quarter of 2005.

Net sales for the six months ended June 30, 2005 were $306.8 million, compared to $194.0 million for the six months ended June 30, 2004. Operating income for the first six months of 2005 was $62.6 million, compared to $27.1 million for the comparable prior year period. Net income for the six months ended June 30, 2005 was $56.6 million, or $2.51 per diluted share, compared to net income of $25.6 million, or $1.20 per diluted share in the prior year period.

Net income for the first six months of 2005 benefited from the utilization of tax net operating loss carryforwards. In addition, net income for the three months ended June 30, 2005 benefited from a reduction in valuation allowances against certain deferred tax assets which resulted in an effective income tax rate of 7.6% in the second quarter. The company estimates the effective tax rate for the second half of 2005 to be approximately 15% and 13% for the full year of 2005.

President and CEO, René J. Robichaud, stated, “We are very pleased to report the best quarterly results in our company’s history. Demand for and pricing of our energy products continued to benefit from the healthy drilling environment that exists in North America. Our employees’ continued dedication to customer service and manufacturing excellence enabled us to realize impressive financial results. I congratulate them on their fine efforts.”

Robichaud went on to say, “The outlook for the second half of 2005 continues to be good. Oil and natural gas prices are at high levels. Drilling for oil and natural gas remains strong both domestically and internationally. Total inventories of oil country tubular goods (OCTG), although rising, are still at relatively healthy levels in relation to the rising drill rig count. Imports continued to rise, capturing over 36 percent of the total U.S. market for the first half of 2005, compared to approximately 27 percent in the first half of 2004. We expect imports will continue to be a significant factor going forward. The cost of steel coil and scrap is expected to be relatively stable through the rest of the year.”

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The company will host a conference call and simultaneous web cast to discuss the financial results of the second quarter ended June 30, 2005 at 10:00 A.M. ET on Tuesday, July 26, 2005. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.

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CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com

NS GROUP, INC.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
Net sales	$167,823	$139,024	$109,433	$306,847	$193,950
Cost of products sold	122,027	110,561	83,807	232,588	156,609

Gross profit	45,796	28,463	25,626	74,259	37,341

Selling, general and administrative	5,763	5,873	3,990	11,636	8,344
Restructuring charges	—	—	—	—	1,897

Operating income	40,033	22,590	21,636	62,623	27,100

Investment income	407	239	19	646	55
Interest expense	(176)	(159)	(353)	(335)	(671)
Other income, net	34	37	20	71	(18)

Income before income taxes	40,298	22,707	21,322	63,005	26,466
Provision for income taxes	3,077	3,374	718	6,451	821

Net income	$37,221	$19,333	$20,604	$56,554	$25,645

Net income per common share
Basic	$1.67	$0.88	$0.98	$2.55	$1.23
Diluted	$1.65	$0.86	$0.96	$2.51	$1.20

Weighted average shares outstanding
Basic	22,255	22,062	20,941	22,159	20,925
Diluted	22,601	22,529	21,463	22,550	21,333

Shipment tons — tubular
Welded	57,100	55,700	51,700	112,800	121,100
Seamless	63,700	53,000	61,700	116,700	112,400

	120,800	108,700	113,400	229,500	233,500

Revenue per ton — tubular
Welded	$1,071	$1,075	$862	$1,073	$693
Seamless	$1,659	$1,467	$1,052	$1,572	$979

Average rig count	1,339	1,283	1,165	1,311	1,144

Selected Balance Sheet (data as of):

	June 30,	December 31,
	2005	2004
Cash and equivalents	$61,671	$30,944
Short-term investments	4,946	—
Restricted cash	5,407	—
Working capital	199,679	136,791
Total assets	323,517	266,902
Shareholders’ equity	235,740	174,323

Selected Cash Flow Data (for the six months ended June 30):

	2005	2004
Cash provided (used) by -
Operating activities	$33,383	$5,028
Investing activities	(7,063)	6,092
Financing activities	4,407	(12,632)
Depreciation	2,696	2,676
Capital expenditures	(2,487)	(822)

NOTES:
1.	During the first quarter of 2004, the Company recorded restructuring charges of $1,897, or $0.09 per share, primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring of operations in 2001.